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                      AMENDMENT OF SHAREHOLDERS' AGREEMENT

                  THIS AMENDMENT is made as of this 31st day of January, 1997, by and among CRUSADER HOLDING CORPORATION, a Pennsylvania corporation (the "Company"), THOMAS KNOX ("Knox"), BRUCE LEVY ("Levy"), DANIEL DILELLA ("DiLella"), JOEL S. LAWSON, III ("Lawson"), BRIAN MCADAMS ("McAdams") and RONALD CAPLAN ("Caplan").

                                   Background

                  The Company, Knox and Levy (Knox and Levy sometimes, individually, an "Initial Shareholder" and collectively, the "Initial Shareholders") entered into a subscription and shareholders' agreement dated as of March 1, 1996 (the "Shareholders' Agreement") pursuant to the terms of which, inter alia, the Company was recapitalized, shares of the Company's class A common stock, par value $.01 (the "Class A Common Stock") were issued to the Initial Shareholders and promissory notes (the "Initial Notes") executed by the Company were issued to the Initial Shareholders, all as more particularly described therein.

                  On the date hereof, DiLella, Lawson, McAdams and Caplan (each, an "Additional Shareholder" and collectively, the "Additional Shareholders") are purchasing shares of the Class A Common Stock and are receiving promissory notes (each, an "Additional Note" and collectively, the "Additional Notes") executed by the Company. The Initial Shareholders and the Additional Shareholders are sometimes individually referred to herein as a "Shareholder" and collectively as the "Shareholders."

                  In conjunction with the purchase of shares of the Company's Class A Common Stock as provided herein, the Additional Shareholders desire to become bound by the terms and provisions of the Shareholders' Agreement. In addition, all of the parties hereto desire to amend the Shareholders' Agreement as provided herein.

                                    Agreement

                  NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. The Additional Shareholders hereby agree to be bound by all of the terms and provisions of the Shareholders' Agreement, as amended hereby, as though they executed the Shareholders' Agreement as of the date thereof. Hereafter, (a) all references in the Shareholders' Agreement to "Shareholders" shall be deemed to refer to the Initial Shareholders and the






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Additional Shareholders and (b) all references in the Shareholders' Agreement to
"Shares" shall be deemed to include the shares of the Company's Class A Common Stock purchased by the Additional Shareholders on the date hereof. The definitions of Initial Shareholder, Initial Shareholders, Additional Shareholder and Additional Shareholders are hereby incorporated into the terms and provisions of the Shareholders' Agreement. For purposes of this Amendment, the term "Additional Shareholder" shall also include any other person who subsequently becomes a shareholder of the Company.

                  2. The opening paragraph of Paragraph 7 of the Shareholders' Agreement is hereby deleted in its entirety and replaced by the following:

                           7. Restrictions on Transfer and Issuance. Except as
                  expressly provided in this Agreement, no Shareholder shall sell, assign, transfer, give, bequeath, devise, donate or otherwise dispose of, or pledge, deposit or otherwise encumber, in any way or manner whatsoever, whether voluntarily or involuntarily (a "Transfer"), any of the Shares now or hereafter owned (of record or beneficially) by him without the express prior written consent of the Initial Shareholders. Shareholders shall Transfer Shares only in accordance with the provisions of this Agreement.

                  3. The first two lines of Paragraph 7(b) of the Shareholders' Agreement are deleted in their entirety and replaced by the following: "Except as expressly provided in this Agreement, or except with the prior written consent of the Initial Shareholders, CHC shall not..."

                  4. Paragraph 8 of the Shareholders' Agreement is hereby deleted in its entirety and replaced by the following:

                           8. Permitted Transfers. Subject to the restrictions
                  contained in paragraph 7(a) above, the other express provisions of this Agreement and applicable law, (a) any Shareholder may Transfer his Shares to CHC or to any existing Shareholder, or (b) any Shareholder may Transfer by creation of trust instruments, by will or other estate planning device his Shares to members of his immediate family and (c) Shares may be Transferred by succession to a guardian ad litem or other personal representative in the event of a disability of a Shareholder, all without the prior consent thereto of CHC or of any other Shareholder, and (d) either Initial Shareholder may Transfer his Shares to any other person or entity upon receipt of the prior written consent thereto of the other Initial

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                  Shareholder but without the prior consent thereto of CHC or of any other Shareholder.

                  5. Paragraph 9(b) of the Shareholders' Agreement is hereby deleted in its entirety and replaced by the following:

                                    (b) Voluntary Sale by a Shareholder. The
                  voluntary sale of Shares owned by any Additional Shareholder which is a natural person. A voluntary sale by either or both of the Initial Shareholders of their respective Shares, or any portion thereof, shall not be subject to the terms of this Paragraph 9.

                  6. In the event that both of the Initial Shareholders agree to sell all of their Shares to a third party, upon the request of the Initial Shareholders, or either of them, the Additional Shareholders shall sell their Shares to such third party on the same terms and conditions.

                  7. In the event any Additional Shareholder resigns or is asked to resign from the Board of Directors of Crusader Bank, such Additional Shareholder shall sell all of his Shares to the Company. The purchase price shall be equal to the adjusted book value of such Shares (net of all outstanding Initial Notes and Additional Notes) plus the unpaid principal balance of such Additional Shareholder's Additional Note.

                  8. The Initial Shareholders represent and warrant to the Additional Shareholders that, as of the date hereof,

                           (a) the Company is authorized to issue up to
10,000,000 shares of Class A Common Stock and 1,060,000 are issued and outstanding;

                           (b) the Company is authorized to issue up to 500,000
class B common stock with a par value of $.01 and no such class B common stock is issued and outstanding; and

                           (c) the aggregate principal amount outstanding under
the Initial Notes is $2,920,889.

                  9. Each Additional Shareholder hereby represents, warrants and acknowledges to the Company, the Initial Shareholders and each other Additional Shareholder as follows:

                           (a) The sale of the Additional Shares and the
issuance of the Additional Noes have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or registered or qualified under any state securities laws ("Blue Sky Laws") and the Additional Shares and Additional Notes cannot be sold or transferred without compliance with the registration

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provisions of the Securities Act or any applicable Blue Sky Laws or without compliance with available exemptions, if any, thereunder. Therefor, each Additional Shareholder represents and warrants that (i) the Additional Shares being acquired by him and the Additional Note being issued to him are being acquired solely for his own account for investment, not as a nominee or agent, and are not being acquired for subdivision, fractionalization, resale or distribution and (ii) he has no contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or pledge to such person or entity or anyone else all or any portion of the Additional Shares or the Additional Notes being acquired by or issued to him and he has no present plans or intentions to enter into any such contract, undertaking or arrangement.

                           (b) Each of the Additional Shareholders has served as
a member of the Board of Directors of Crusader Bank, which comprises the Company's only current operating activity. In connection with the acquisition of the Additional Shares and the issuance of the Additional Notes, no Additional Shareholder has relied upon any representations or warranties of any director, shareholder, officer, employee or agent of the Company or Crusader Bank, other than as to the amount of the issued and outstanding shares of the Company's stock and the aggregate principal amount outstanding under the Initial Notes.

                           (c) Each of the Additional Shareholders has conducted
his own due diligence regarding the economic consequences of his investment in the Company and the Company has made available to him all appropriate books and records of the Company and Crusader Bank in connection with such investment.

                           (d) Each of the Additional Shareholders acknowledges
that any and all management fees received by the Company from Crusader Bank under that certain management agreement dated as of March 1, 1996 (the "Management Agreement") executed by the Company and Crusader Bank, as it may be amended from time to time, or dividends received by the Company in lieu of such fees, inure exclusively to the benefit of the Initial Shareholders.

                  10. This Amendment may be executed in one or more counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Amendment.

                  11. All other terms and provisions of the Shareholders' Agreement shall remain unchanged and in full force and effect.


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                  12. This Amendment shall be binding upon and inure to the
benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.


                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ATTEST:                                     CRUSADER HOLDING COMPANY, a
                                            Pennsylvania corporation


By:/s/ Joseph T. Crowley                    By:/s/ Thomas Knox
   ------------------------                    -------------------------
   Joseph T. Crowley,                          Thomas Knox, Chairman
         Secretary


WITNESSES:


/s/ Bruce Levy                              /s/ Thomas Knox         [SEAL]
----------------------------                ----------------------------------
                                            THOMAS KNOX


/s/ Joseph T. Crowley                       /s/ Bruce Levy          [SEAL]
----------------------------                ----------------------------------
                                            BRUCE LEVY


/s/ Bruce Levy                              /s/ Daniel DiLella      [SEAL]
----------------------------                ----------------------------------
                                            DANIEL DILELLA


/s/ Bruce Levy                              /s/ Joel S. Lawson III  [SEAL]
----------------------------                ----------------------------------
                                            JOEL S. LAWSON, III


/s/ Bruce Levy                              /s/ Brian McAdams       [SEAL]
----------------------------                ----------------------------------
                                            BRIAN MCADAMS


/s/ Joseph T. Crowley                       /s/ Ronald Caplan       [SEAL]
----------------------------                ----------------------------------
                                            RONALD CAPLAN


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